PRESS RELEASE - FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES 2004 FINANCIAL RESULTS AND
ADJUSTED FFO OF $0.24 PER SHARE FOR THE FOURTH QUARTER

TIMONIUM, MARYLAND - JANUARY 27, 2005 - Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter and fiscal year ended December 31, 2004. The Company also reported Funds From Operations ("FFO") available to common stockholders for the three and twelve months ended December 31, 2004 of $10.6 million or $0.22 per common share and a deficit of ($21.9) million or ($0.47) per common share, respectively. The $10.6 million of FFO available to common stockholders for the quarter includes the impact of $0.8 million of non-cash restricted stock expense. FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts ("NAREIT"). Adjusted FFO, which excludes the impact of the non-cash charge, was $0.24 per common share for the three months ended December 31, 2004. For more information regarding FFO, see "FFO Results" below.

GAAP NET INCOME

Including the gain from discontinued operations of $3.8 million for the three months ended December 31, 2004, the Company reported net income available to common stockholders of $8.9 million, or $0.19 per diluted common share, on operating revenues of $24.2 million. This compares to net income available to common stockholders of $155 thousand, or $0.00 per diluted common share, and operating revenues of $21.7 million for the same period in 2003.

Including the gain from discontinued operations of $3.3 million for the twelve months ended December 31, 2004, the Company reported a net loss available to common stockholders of ($40.1) million, or ($0.88) per diluted common share, on operating revenues of $90.5 million. This compares to net income of $2.9 million, or $0.08 per diluted common share, in 2003. The ($40.1) million net loss reported for the twelve months ended December 31, 2004, includes the impact of $53.8 million of non-cash redemption and refinancing charges and $6.4 million of exit fees associated with refinancing-related activities during the first half of 2004.

FOURTH QUARTER 2004 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•  Completed a 4.0 million share primary common stock offering.
•  Issued $60 million 7% 10-year senior unsecured notes at an effective rate of 6.67%.
•  Increased the $175 million revolving credit facility to $200 million.
•  Closed on approximately $145 million of new investments yielding over 10%.
•  Sold three closed facilities for $5.5 million of cash proceeds.
•  Increased the common dividend per share from $0.19 to $0.20.

FOURTH QUARTER RESULTS

Operating Revenues and Expenses - Operating revenues for the three months ended December 31, 2004 were $24.2 million. Operating expenses for the three months ended December 31, 2004 totaled $8.4 million, comprised of $5.5 million of depreciation and amortization expense, $2.0 million of general, administrative and legal expenses and $0.8 million of restricted stock amortization.

Other Expenses - Interest expense for the quarter was $6.7 million and non-cash interest expense totaled $0.5 million.

Funds From Operations - For the three months ended December 31, 2004, reportable FFO available to common stockholders was $10.6 million, or $0.22 per common share, compared to $11.0 Million, or $0.20 per common share, for the same period in 2003. The $10.6 million of FFO for the quarter includes the impact of $0.8 million of non-cash restricted stock amortization associated with the Company’s issuance of restricted stock grants to executive officers during the third quarter of 2004. However, when excluding the $0.8 million of restricted stock amortization described above in 2004 and certain non-recurring revenue and expense items in 2003, adjusted FFO was $11.5 million, or $0.24 per common share, compared to $11.0 million, or $0.20 per common share, for the same period in 2003. For further information, see the attached "Funds From Operations" schedule and notes.

Asset Sales - In December 2004, the Company sold three closed facilities, located in Florida, Pennsylvania and Washington, realizing proceeds of approximately $5.5 million, net of closing costs and other expenses, resulting in an accounting gain of approximately $3.8 million. The Company currently has no closed facilities remaining in its portfolio.

YEAR END RESULTS

Operating Revenues and Expenses - Operating revenues for the twelve months ended December 31, 2004 were $90.5 million. Operating expenses for the twelve months ended December 31, 2004 totaled $30.4 million, comprised of $21.5 million of depreciation and amortization expense, $7.7 million of general, administrative and legal expenses and $1.1 million of restricted stock amortization.

Other Expenses - Cash interest expense for the twelve months ended December 31, 2004 was $23.1 million. In addition, $19.1 million of interest expense associated with refinancing activities was recorded during the first quarter of 2004 (see Financing Activities and Borrowing Arrangements section below). The Company also recorded during the second quarter of 2004 a $3.0 million charge relating to professional liability claims associated with the Company’s former owned and operated facilities.

Funds From Operations - For the twelve months ended December 31, 2004, reportable FFO available to common stockholders was a deficit of ($21.9) million, or ($0.47) per common share, compared to $35.0 million, or $0.64 per common share, for the same period in 2003. The 2004 FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by NAREIT and includes the impact of $53.8 million of non-cash refinancing-related charges, $6.4 million of exit fees associated with a terminated credit facility, $1.1 million of non-cash restricted stock amortization expense associated with the Company’s issuance of restricted stock grants to executive officers and a $0.3 million adjustment to derivatives to their fair value. However, when excluding the charges described above in 2004 and certain other non-recurring revenue and expense items, adjusted FFO was $42.1 million, or $0.91 per common share, for 2004 as compared to $45.7 million, or $0.83 per common share, for 2003. For further information, see the attached "Funds From Operations" schedule and notes.

Asset Sales - During 2004, the Company sold six closed facilities, realizing proceeds of approximately $5.7 million, net of closing costs and other expenses, resulting in an accounting gain of approximately $3.3 million. As a result, the Company currently has no closed facilities remaining in its portfolio.

FINANCING ACTIVITIES AND BORROWING ARRANGEMENTS

4.0 Million Primary Common Stock Offering - On December 15, 2004, the Company closed an underwritten public offering of 4,025,000 shares of Omega common stock at $11.96 per share, less underwriting discounts. The sale included 525,000 shares sold in connection with the exercise of an over-allotment option granted to the underwriters. The Company received approximately $45.7 million in net proceeds from the sale of the shares, after deducting underwriting discounts and before estimated offering expenses.
$60 Million 7% Unsecured Notes Issuance - On October 29, 2004, the Company completed a privately placed offering of an additional $60 million aggregate principal amount of 7% senior notes due 2014 at an issue price of 102.25% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 6.67%), resulting in gross proceeds to the Company of approximately $61.4 million. The terms of the notes offered were substantially identical to the Company’s existing $200 million aggregate principal amount of 7% senior notes due 2014 issued in March 2004. The notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the "Securities Act") and in offshore transactions pursuant to Regulation S under the Securities Act.

Credit Facility Increased to $200 Million - On March 22, 2004, the Company entered into an agreement with Banc of America Securities LLC, as lead arranger, Bank of America, N.A., as administrative agent and a lender, and a syndicate of other financial institutions as lenders, including UBS Loan Finance LLC and Deutsche Bank AG, to provide a $125 million senior secured four-year revolving credit facility. On April 30, 2004, the Company exercised its right to increase the revolving commitments under the senior credit facility by an additional $50 million to $175 million. On November 5, 2004, the Company amended the senior revolving credit facility to permit further increases of the revolving commitments under the senior credit facility by an additional $125 million, up to $300 million in the future. On December 2, 2004, the Company exercised its right to increase the aggregate revolving committed amount under the senior credit facility by $25 million to an aggregate of $200 million.

9.25% Series A Preferred Redemption - On April 30, 2004, the Company fully redeemed its 9.25% Series A Cumulative Preferred Stock (NYSE:OHI PrA) ("Series A preferred stock"). The Company redeemed the 2.3 million shares of Series A preferred stock at a price of $25.57813, comprising the $25 liquidation value and accrued dividend. Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock," the repurchase of the Series A preferred stock resulted in a non-cash charge to net income available to common shareholders of approximately $2.3 million reflecting the write-off of the original issuance costs of the Series A preferred stock

Interest Rate Cap Sale - In connection with the Company’s repayment and termination of the $225 million senior secured credit facility, the Company sold its $200 million interest rate cap on March 31, 2004. Net proceeds from the sale totaled approximately $3.5 million and resulted in a loss of approximately $6.5 million, which was recorded during the first quarter of 2004 and included in the $19.1 million of interest expense associated with refinancing activities.

$200 Million 7% Unsecured Notes Issuance - On March 22, 2004, the Company closed on a private offering of $200 million of 7% senior unsecured notes due 2014. The notes are unsecured senior obligations of the Company, which have been guaranteed by the Company’s subsidiaries. The notes were issued in a private placement to qualified institutional buyers under Rule 144A under the Securities Act and in offshore transactions pursuant to Regulation S under the Securities Act.

18.1 Million Secondary Common Share Issuance and 2.7 Million Share Primary Offering - On March 8, 2004, the Company closed an underwritten public offering of 18.1 million shares of Omega common stock at $9.85 per share owned by Explorer Holdings L.P., its then largest stockholder ("Explorer"). As a result of the offering, Explorer no longer owns any of Omega’s common stock. The Company did not receive any proceeds from the sale of the shares sold by Explorer.

In connection with the 18.1 million common stock offering, the Company issued approximately 2.7 million additional shares of Omega common stock at a price of $9.85 per share, less underwriting discounts, to cover over-allotments in connection with the 18.1 million secondary offering. The Company received net proceeds of approximately $22.4 million from this offering.

Series D Preferred Offering; Series C Preferred Repurchase and Conversion - On February 5, 2004, the Company announced that Explorer granted the Company an option to repurchase up to 700,000 of the Company’s 10% Convertible Series C preferred stock ("Series C preferred stock"), which were convertible into the Company’s common shares, held by Explorer at a negotiated purchase price of $145.92 per Series C preferred stock (or $9.12 per common share on an as converted basis). Explorer further agreed to convert any remaining Series C preferred stock into shares of common stock, all of which were subsequently sold pursuant to the secondary offering discussed above.

On February 10, 2004, the Company announced the closing of the sale of 4,739,500 shares of 8.375% Series D cumulative redeemable preferred stock ("Series D preferred stock"). The preferred stock was issued at $25 per share and trades on the NYSE under the symbol "OHI PrD." The Company received net proceeds of approximately $114.8 million from this offering.

The Company used approximately $102.1 million of the net proceeds from the Series D preferred stock offering to repurchase 700,000 shares of the Company’s Series C preferred stock from Explorer. In connection with the closing of the repurchase, Explorer converted its remaining 348,420 Series C preferred stock into approximately 5.6 million shares of the Company’s common stock.

The combined repurchase and conversion of the Series C preferred stock reduced the Company’s preferred dividend requirements, increased its market capitalization and facilitated future financings by simplifying the Company’s capital structure. Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock," the repurchase of the Series C preferred stock resulted in a non-cash charge to net income available to common shareholders of approximately $38.7 million.

PORTFOLIO DEVELOPMENTS

Investment Activity

Essex Healthcare - On January 13, 2005, the Company closed on $58.1 million of net new investments as a result of the exercise by American Health Care Centers ("American") of a put agreement with the Company for the purchase of 13 skilled nursing facilities ("SNFs"). In October 2004, American and its affiliated companies paid one thousand dollars to the Company and agreed to eliminate the right to prepay the existing Company mortgage in the event the option was not exercised.

The gross purchase price of $78.8 million was offset by approximately $7.0 million paid by the Company to American in 1997 to obtain an option to acquire the properties. The net purchase price also reflects approximately $13.8 million in mortgage loans the Company had outstanding with American and its affiliates, which encumbered 6 of the 13 properties.

The 13 properties, all located in Ohio, will continue to be leased by Essex Healthcare Corporation. The master lease and related agreements have approximately six years remaining and in 2005 annual payments are approximately $8.9 million with annual escalators.

Guardian LTC Management, Inc. - On November 2, 2004, the Company purchased 14 SNFs and one assisted living facility from subsidiaries of Guardian LTC Management, Inc. ("Guardian"), for a total investment of $72.4 million. Thirteen of the facilities are located in Pennsylvania and two in Ohio. The 15 facilities were simultaneously leased back to the sellers, which are subsidiaries of Guardian, under a new master lease effective November 2, 2004. On December 3, 2004, the Company purchased one additional facility located in West Virginia from the sellers for an additional $7.7 million. The West Virginia facility is a combined SNF and rehabilitation hospital. The West Virginia facility was added to the master lease on December 3, 2004.

Rent under the master lease is $8.2 million for the first lease year commencing November 2, 2004, with annual increases thereafter. The term of the master lease is ten years and runs through October 31, 2014, followed by four renewal options of five years each. The Company also received a security deposit equivalent to three months rent.

CommuniCare Health Services, Inc. - The Company closed a first mortgage loan on November 1, 2004, in the amount of $6.5 million on one SNF in Cleveland, Ohio. The operator of the facility is an affiliate of CommuniCare Health Services, Inc., an existing Company tenant. The term of the mortgage is ten years and carries an interest rate of 11%. The Company received a security deposit equivalent to three months interest.

Senior Management - On April 30, 2004, the Company purchased two SNFs, representing 477 beds for a total investment of $9.4 million. The purchase price included funds for capital expenditures, additional bed licenses and transaction costs. Both facilities are located in Texas and were combined into an existing master lease with an existing operator. Rent under the master lease was increased by approximately $1.0 million for the first lease year commencing May 1, 2004, with annual increases thereafter. The term of the master lease was increased to 10 years, and is followed by two 10 year renewal options. During the first lease year, the operator will fund a security deposit equivalent to approximately four months of the incremental rent.

Haven Healthcare - Effective April 1, 2004, the Company purchased three SNFs, representing 399 beds for a total investment of $26.0 million. Two of the facilities are located in Vermont, with the third located in Connecticut. The facilities were combined into an existing master lease with a current operator. Rent under the master lease was increased by approximately $2.7 million for the first lease year commencing April 1, 2004, with annual increases thereafter. The term of the master lease had been increased to ten years on January 1, 2004 and runs through December 31, 2013, followed by two 10 year renewal options. The Company received a security deposit equivalent to three months of the incremental rent.

Re-leasing and Restructuring Activity

Sun Healthcare Group, Inc. -Effective November 1, 2004, the Company re-leased two SNF’s formerly leased by Sun Healthcare Group, Inc. ("Sun"), both located in California. The first, representing 59 beds, was re-leased to a new operator under a single facility lease with a five year term and an initial annual lease rate of approximately $200,000. The second, representing 98 beds, was also re-leased to a new operator under a single facility lease with a three and a half year term and an initial annual lease rate of approximately $180,000.
On March 1, 2004, the Company entered into an agreement with Sun regarding 51 properties that were leased to various affiliates of Sun. Under the terms of a master lease agreement, Sun would continue to operate and occupy 23 long-term care facilities, five behavioral properties and two hospital properties through December 31, 2013. One property, located in Washington and formerly operated by a Sun affiliate, was already closed and the lease relating to that property was terminated. With respect to the remaining 20 facilities, 17 were already transitioned to new operators and three were in the process of being transferred to new operators.

Also effective March 1, 2004, the Company re-leased one SNF formerly leased by Sun located in California and representing 58 beds, to a new operator under a Master Lease, which has a ten-year term and has an initial annual lease rate of approximately $0.12 million.

Effective January 1, 2004, the Company re-leased SNFs to an existing operator under a new master lease, which has a five-year term and an initial annual lease rate of $0.75 million. Four former Sun SNFs, three located in Illinois and one located in Indiana, representing an aggregate of 449 beds, were part of the transaction. The fifth SNF in the transaction, located in Illinois and representing 128 beds, was the last remaining owned and operated facility in the Company’s portfolio.

Alterra Healthcare - On October 1, 2004, the Company re-leased one assisted living facility formerly leased to Alterra Healthcare located in Ohio and representing 36 beds to a new operator under a single facility lease. This lease has a three-year term and an annual rent of $220,000.

Claremont Healthcare Holdings, Inc. - Effective January 1, 2005, the Company re-leased one SNF formerly leased to Claremont Health Care Holdings, Inc., located in New Hampshire and representing 68 beds to an existing operator at an initial annual lease rate of $500,000. This facility was added to an existing Master Lease which expires on December 31, 2013, followed by two 10-year renewal options. The operator will increase the current security deposit by $125,000 on March 1, 2005.

Effective March 8, 2004, the Company re-leased three SNFs formerly leased by Claremont Health Care Holdings, Inc., located in Florida and representing 360 beds, to an existing operator at an initial annual lease rate of $2.5 million. These facilities were added to an existing master lease, the initial term of which has been extended ten years to February 2014. The aggregate annual lease rate under this master lease, inclusive of the $2.5 million, is $3.9 million.

Mariner - On December 10, 2004, Mariner notified the Company of its intention to exercise its right to prepay in full the $59.7 million aggregate principal amount owed to us under a promissory note secured by a mortgage with an interest rate of 11.57%, together with the required prepayment premium of 3% of the outstanding principal balance and all accrued and unpaid interest, on February 1, 2005. In addition, pursuant to certain provisions contained in the promissory note, Mariner will pay the Company an amendment fee owing for the period ending on February 1, 2005.

Tiffany Care Centers, Inc. - On April 6, 2004, the Company received approximately $4.6 million in proceeds on a mortgage loan payoff. The Company held mortgages on five facilities located in Missouri, representing 319 beds, which produced approximately $0.5 million of annual interest revenue in 2003.

Other Assets

Closed Facilities - During 2004, the Company sold six closed facilities, realizing proceeds of approximately $5.7 million, net of closing costs and other expenses, resulting in an accounting gain of approximately $3.3 million. As a result of these transactions, the Company currently has no closed facilities remaining in its portfolio.

Sun Healthcare Group, Inc. Common Stock - Under the Company’s restructuring agreement with Sun, previously announced on January 26, 2004, the Company received the right to convert deferred base rent owed to the Company, totaling approximately $7.8 million, into 800,000 shares of Sun’s common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to the Company.

On March 30, 2004, the Company notified Sun of its intention to exercise its right to convert the deferred base rent into fully paid and non-assessable shares of Sun’s common stock. On April 16, 2004, the Company received a stock certificate for 760,000 shares of Sun’s common stock and cash in the amount of approximately $0.5 million in exchange for the remaining 40,000 shares of Sun’s common stock.

2005 ADJUSTED FFO GUIDANCE AFFIRMED

The Company affirmed its 2005 adjusted FFO available to common stockholders to be between $1.00 and $1.02 per common share.

The Company's adjusted FFO guidance (and related GAAP earnings projections) for 2005 excludes the future impacts of gains and losses on the sales of assets, expenses related to nursing home operations, additional divestitures, certain one-time revenue and expense items, capital transactions, and restricted stock amortization expense.

Reconciliation of the adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may, from time to time, update its publicly announced FFO guidance, but it is not obligated to do so.

The Company's adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

DIVIDEND POLICY

Common Dividends - On January 18, 2005, the Company’s Board of Directors announced a common stock dividend of $0.20 per share to be paid February 15, 2005 to common stockholders of record on January 31, 2005. At the date of this release, the Company had approximately 50.9 million outstanding common shares.

Preferred Dividends - On January 18, 2005, the Company’s Board of Directors also declared its regular quarterly dividends for Series B and D preferred stock, payable February 15, 2005 to preferred stockholders of record on January 31, 2005. Series B and D preferred stockholders of record on January 31, 2005 will be paid dividends in the amount of approximately $0.53906 and $0.52344, per preferred share, respectively, on February 15, 2005. The liquidation preference for the Company’s Series B and D preferred stock is $25.00 per share. Regular quarterly preferred dividends represent dividends for the period November 1, 2004 through January 31, 2005.

TAX TREATMENT FOR 2004 DIVIDENDS

Preferred A Dividends - On February 16, 2004 and May 17, 2004, the Company paid dividends to its Preferred A stockholders in the approximate per share amount of $0.578130, for stockholders of record on February 2, 2004 and April 30, 2004, respectively. The Company has determined that 22.03% of all Preferred A dividends in 2004 should be treated for tax purposes as a return of capital, with the balance of 77.97% treated as an ordinary dividend.

Preferred B Dividends - On February 16, 2004, May 17, 2004, August 16, 2004 and November 15, 2004, the Company paid dividends to its Preferred B stockholders in the approximate per share amount of $0.539060 for stockholders of record on February 2, 2004, April 30, 2004, July 30, 2004 and October 29, 2004, respectively. The Company has determined that 22.03% of all Preferred B dividends in 2004 should be treated for tax purposes as a return of capital, with the balance of 77.97% treated as an ordinary dividend.

Preferred D Dividends - On May 17, 2004, August 16, 2004 and November 15, 2004, the Company paid dividends to its Preferred D stockholders in the approximate per share amounts of $0.471090, $0.523440 and $0.523440 for stockholders of record on April 30, 2004, July 30, 2004 and October 29, 2004, respectively. The Company has determined that 22.03% of all Preferred D dividends in 2004 should be treated for tax purposes as a return of capital, with the balance of 77.97% treated as an ordinary dividend.

Common Dividends - On February 16, 2004, May 17, 2004, August 16, 2004 and November 15, 2004, the Company paid dividends to its Common stockholders in the per share amounts of $0.17, $0.18, $0.18 and $0.19, for stockholders of record on February 2, 2004, April 30, 2004, July 30, 2004 and October 29, 2004, respectively. The Company has determined that 100% of the common dividends paid in 2004 should be treated for tax purposes as a return of capital.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, January 27, 2005, at 10 a.m. EST to review the Company’s 2004 fourth quarter and year end results and current developments. To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company’s home page. Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At December 31, 2004, the Company owned or held mortgages on 221 skilled nursing and assisted living facilities with approximately 23,105 beds located in 29 states and operated by 42 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1722
________________________

This announcement includes forward-looking statements. All forward-looking statements included herein are based on current expectations and speak only as of the date of such statements. Omega undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise Such forward-looking statements should be regarded solely as reflections of Omega's current operating plans and estimates. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in Omega’s filings with the Securities and Exchange Commission.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,	December 31,
	2004	2003
	(Unaudited)	(Unaudited)
ASSETS
Real estate properties
Land and buildings at cost	$808,574	$692,454
Less accumulated depreciation	(153,379)	(134,477)
Real estate properties - net	655,195	557,977
Mortgage notes receivable - net	118,058	119,784
	773,253	677,761
Other investments - net	29,699	29,178
Total investments	802,952	706,939

Cash and cash equivalents	12,083	3,094
Accounts receivable - net	5,582	2,592
Interest rate cap	—	5,537
Other assets	12,733	8,562
Operating assets for owned properties	213	2,289
Total assets	$833,563	$729,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving lines of credit	$15,000	$177,074
Unsecured borrowings	360,000	100,000
Premium unsecured borrowings	1,338	—
Other long-term borrowings	3,170	3,520
Accrued expenses and other liabilities	21,067	8,253
Operating liabilities for owned properties	508	3,931
Total liabilities	401,083	292,778

Stockholders’ equity:
Preferred stock $1.00 par value;authorized - 20,000 shares: Issued and outstanding - 2,300 shares Class A with an aggregate liquidation preference of $57,500	—	57,500
Issued and outstanding - 2,000 shares Class B with an aggregate liquidation preference of $50,000	50,000	50,000
Issued and outstanding - 1,048 shares Class C with an aggregate liquidation preference of $104,842	—	104,842
Issued and outstanding - 4,740 shares Class D with an aggregate liquidation preference of $118,488	118,488	—
Common stock $.10 par value;authorized - 100,000 shares: Issued and outstanding - 50,824 shares in 2004 and 37,291 shares in 2003	5,082	3,729
Additional paid-in-capital	592,698	481,467
Cumulative net earnings	191,013	174,275
Cumulative dividends paid	(480,292)	(431,123)
Cumulative dividends - redemption	(41,054)	—
Unamortized restricted stock awards	(2,231)	—
Accumulated other comprehensive loss	(1,224)	(4,455)
Total stockholders’ equity	432,480	436,235
Total liabilities and stockholders’ equity	$833,563	$729,013

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues
Rental income	$20,117	$16,536	$73,982	$64,653
Mortgage interest income	3,340	3,401	13,266	14,656
Other investment income - net	574	576	2,372	2,982
Miscellaneous	208	238	831	1,048
Nursing home revenues of owned and operated assets	-	939	-	4,395
Total operating revenues	24,239	21,690	90,451	87,734
Expenses
Depreciation and amortization	5,539	5,223	21,513	20,793
General and administrative	1,653	1,659	6,213	6,557
Restricted stock expense	837	-	1,115	-
Legal	339	421	1,513	2,301
Nursing home expenses of owned and operated assets	-	948	-	5,493
Total operating expenses	8,368	8,251	30,354	35,144

Income before other income and expense	15,871	13,439	60,097	52,590
Other income (expense):
Interest and other investment income	19	2	122	182
Interest	(6,732)	(4,828)	(23,050)	(18,495)
Interest - amortization of deferred financing costs	(492)	(597)	(1,852)	(2,307)
Interest - refinancing costs	-	-	(19,106)	(2,586)
Owned and operated professional liability claims	-	-	(3,000)	-
Litigation settlements	-	-	-	2,187
Provision for impairment	-	-	-	(74)
Adjustment of derivative to fair value	-	-	256	-
Total other expense	(7,205)	(5,423)	(46,630)	(21,093)

Income before gain on assets sold	8,666	8,016	13,467	31,497
(Loss) gain from assets sold - net	-	(764)	-	665
Income from continuing operations	8,666	7,252	13,467	32,162
Gain (loss) from discontinued operations	3,791	(2,068)	3,271	(9,132)
Net income	12,457	5,184	16,738	23,030
Preferred stock dividends	(3,559)	(5,029)	(15,807)	(20,115)
Preferred stock conversion and redemption charges	-	-	(41,054)	-
Net income (loss) available to common	$8,898	$155	$(40,123)	$2,915

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.11	$0.06	$(0.95)	$0.32
Net income (loss)	$0.19	$-	$(0.88)	$0.08
Diluted:
Income (loss) from continuing operations	$0.11	$0.06	$(0.95)	$0.32
Net income (loss)	$0.19	$-	$(0.88)	$0.08

Dividends declared and paid per common share	$0.19	$-	$0.72	$0.15

Weighted-average shares outstanding, basic	47,478	37,264	45,472	37,189
Weighted-average shares outstanding, diluted	48,011	38,699	45,472	38,154

Components of other comprehensive income:
Net income	$12,457	$5,184	$16,738	$23,030
Unrealized gain (loss) on investments and hedging contracts	1,216	362	3,231	(1,572)
Total comprehensive income	$13,673	$5,546	$19,969	$21,458
.

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net income (loss) available to common	$8,898	$155	$(40,123)	$2,915
Add back loss (deduct gain) from real estate dispositions	(3,798)	2,927	(3,310)	149
Sub-total	5,100	3,082	(43,433)	3,064
Elimination of non-cash items included in net income (loss):
Depreciation and amortization	5,546	5,308	21,551	21,426
Funds from operations	10,646	8,390	(21,882)	24,490
Series C Preferred Dividends	—	2,621	—	10,484
Funds from operations available to common stockholders	$10,646	$11,011	$(21,882)	$34,974

Weighted-average common shares outstanding, basic	47,478	37,264	45,472	37,189
Assumed conversion of Series C Preferred Stock	—	16,775	—	16,775
Effect of restricted stock awards	126	—	32	—
Assumed exercise of stock options	407	1,435	651	965
Weighted-average common shares outstanding, diluted	48,011	55,474	46,155	54,929

FFO per share available to common stockholders	$0.22	$0.20	$(0.47)	$0.64

Adjusted funds from operations:
Funds from operations available to common stockholders	$10,646	$11,011	$(21,882)	$34,974
Deduct /add legal settlements	—	—	3,000	(2,187)
Deduct adjustment of derivatives to fair value	—	—	(256)	—
Deduct nursing home revenues	—	(939)	—	(4,601)
Add back restricted stock amortization expense	837	—	1,115	—
Add back non-cash preferred stock conversion charges	—	—	32,144	—
Add back non-cash preferred stock redemption charges	—	—	8,910	—
Add back GECC exit fee	—	—	6,378	—
Add back non-cash provision for impairments	—	—	—	8,894
Add back nursing home expenses	—	948	—	6,067
Add back write-off of deferred financing charges	—	—	12,728	2,586
Adjusted funds from operations available to common stockholders	$11,483	$11,020	$42,137	$45,733

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure. For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to general accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We calculate and report FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization. We believe that FFO is an important supplemental measure of our operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company. FFO available to common stockholders is adjusted for the assumed conversion of Series C preferred stock and the exercise of in-the-money stock options.

Adjusted FFO is calculated as FFO available to common stockholders less revenues and expenses related to nursing home operations and one-time revenue and expense items. The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REIT’s, but the Company believes it is an appropriate measure for this Company.

The Company uses FFO as one of several criteria to measure operating performance of our business. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance. FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers this measure to assist the users of our financial statements in analyzing our performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investor and potential investors in the Company’s securities should not rely on this measure as substitute for any GAAP measure, including net income.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO. In the tables included in this press release, we have applied this interpretation and have not excluded asset impairment charges in calculating our FFO. As a result, our FFO may not be comparable to similar measures reported in previous disclosures. According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO. Therefore, a comparison of our FFO results to another company's FFO results may not be meaningful.

The following table presents the Company’s projected Adjusted FFO per diluted share for 2005:

	2005 Projected FFO
Per diluted share:
Net income available to common	$0.53	-	$ 0.55
Adjustments:
Depreciation and amortization	0.45	-	0.45
Funds from operations available to common stockholders	$0.98	-	$ 1.00

Adjustments:
Restricted stock expense	0.02	-	0.02
Adjusted funds from operations available to common stockholders	$1.00	-	$1.02

    The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending December 31, 2004.

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# Beds	Investment	% Investment
Real Property	175	18,571	$808,574	87%
Loans Receivable	46	4,534	118,058	13%
Total Investments	221	23,105	$926,632	100%

Investment Data	# of Properties	# Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities	207	22,388	$862,044	93%	$39
Assisted Living Facilities	12	547	41,153	4%	75
Rehab Hospitals	2	170	23,435	3%	138
	221	23,105	$926,632	100%	$40

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2004		December 31, 2004
Rental Property	$20,117	84%	$73,982	83%
Mortgage Notes	3,340	14%	13,266	15%
Other Investment Income	574	2%	2,372	2%
	$24,031	100%	$89,620	100%

Revenue by Facility Type	Three Months Ended		Twelve Months Ended
	December 31, 2004		December 31, 2004
Assisted Living Facilities	$711	3%	$2,431	3%
Skilled Nursing Facilities	22,746	95%	84,817	95%
Other	574	2%	2,372	2%
	$24,031	100%	$89,620	100%

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
Sun Healthcare Group, Inc.	30	$150,169	16%
Advocat, Inc.	33	104,244	11%
Guardian	16	80,200	9%
Mariner Health Care, Inc.	12	59,688	6%
Haven Healthcare Management	7	49,503	5%
Remaining Operators	123	482,828	53%
	221	$926,632	100%

Geographic Concentration ($000's)

Concentration by Region	# of Properties	Investment	% Investment
South	93	$396,373	43%
Northeast	27	167,291	18%
West	33	132,285	14%
Midwest	68	230,683	25%
	221	$926,632	100%

Concentration by State	# of Properties	Investment	% Investment
Florida	21	$126,134	14%
Pennsylvania	14	80,821	9%
Ohio	17	70,835	8%
California	19	66,983	7%
Illinois	10	51,238	6%
Texas	16	49,604	5%
Remaining States	124	481,017	51%
	221	$926,632	100%

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2005	$1,260	$-	$1,260	1.3%
	2006	3,604	3,051	6,655	6.7%
	2007	360	145	505	0.5%
	2008	877	-	877	0.9%
	2009	445	-	445	0.4%
	Thereafter	77,619	12,168	89,787	90.2%
		$84,165	$15,364	$99,529	100%

	Note: (1) Based on '05 contractual rents & interest (no annual escalators)

Selected Facility Data
TTM ending 12/31/04				Coverage Data
		% Payor Mix		Before	After
	Census	Private	Medicare	Mgmt. Fees	Mgmt. Fees
All Healthcare Facilities	81.3%	11.0%	12.2%	1.8 x	1.3x

The following tables present selected financial information, including leverage and interest coverage ratios, as well as a debt maturity schedule for the period ending December 31, 2004.

Current Capitalization ($000's)
	Outstanding Balance	%
Borrowings Under Bank Lines	$15,000	2%
Long-Term Debt Obligations	363,170	45%
Stockholder's Equity	432,480	53%
Total Book Capitalization	$810,650	100%

*Excludes premium of $1.3 MM from sale on October 29, 2004 of $60MM of 7.00% Notes due 2014

Leverage & Performance Ratios

Debt / Total Book Cap	47%
Debt / Total Market Cap	33%
Interest Coverage:
Fourth quarter 2004	2.97 x
Year-to-date	3.28 x

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit (1)	Other	Senior Notes	Total
	2005	$-	$-	$-	$-
	2006	-	-	-	-
	2007	-	-	100,000	100,000
	2008	200,000	-	-	200,000
	Thereafter	-	3,170	260,000	263,170
		$200,000	$3,170	$360,000	$563,170

	Note: (1) Reflected at 100% capacity.

The following table presents investment activity for the three- and twelve-month periods ending December 31, 2004.

Investment Activity ($000's)
	Three Months Ended		Twelve Months Ended
	December 31, 2004		December 31, 2004
	$ Amount	%	$ Amount	%
Funding by Investment Type:
Real Property	$80,200	93%	$114,287	95%
Mortgages	6,500	7%	6,500	5%
Other	-	0%	-	0%
Total	$86,700	100%	$120,787	100%